EXHIBIT 10.5

AMENDMENT TO THE
CHANGE IN CONTROL AGREEMENT

This Amendment (the “Amendment”) is entered into as of this 1st day of April, 2026 by and between Ballston Spa Bancorp, Inc., a New York corporation (the “Bancorp”), and James J. Conroy (“Executive”).  Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Executive is a party to a Change in Control Agreement with Bancorp, dated as of February 7, 2025 (the “Agreement”); and

WHEREAS, Bancorp and NBC Bancorp, Inc. (“NBC”) have entered into an Agreement and Plan of Merger, dated as of September 23, 2025 (the “Merger Agreement”), pursuant to which NBC will merge with and into Bancorp, with Bancorp as the surviving entity (the “Merger”); and

WHEREAS, in connection with the Merger Agreement, Bancorp and the Executive desire to amend the Agreement to provide that the Merger will not constitute a “Change in Control” for purposes of the Agreement; and

WHEREAS, Section 11 of the Agreement provides that the Agreement may be amended upon the written consent of the Executive and Bancorp; and

WHEREAS, this Amendment complies with Section 409A of the Code since the Amendment does not change the time or form of the payment under the Agreement; and

WHEREAS, the parties now wish to amend the Agreement as herein provided effective as of the date first written above, and subject to the occurrence of the Effective Time (as such term is defined in the Merger Agreement).

NOW, THEREFORE, the Agreement is hereby amended, effective as of the date first written above, and conditioned upon, the occurrence of the Effective Time as follows:

1. New Section 1(c)(4) of the Agreement.  New Section 1(c)(4) is hereby added to the Agreement to read as follows:

“Notwithstanding the foregoing, for purposes of this Agreement, the definition of Change in Control shall not include the following: (i) a merger by and between Bancorp and NBC Bancorp, Inc. (“NBC”), in which NBC will merge with and into Bancorp, with Bancorp as the surviving entity, or (ii) a merger by and between Ballston Spa National Bank and National Bank of Coxsackie, a wholly-owned subsidiary of NBC, with Ballston Spa National Bank as the surviving entity, each pursuant to an Agreement and Plan of Merger entered into by and between Bancorp and NBC dated as of September 23, 2025.”

2. Continuation of Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3. Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

4. Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

5. Subject to Merger. Notwithstanding anything to the contrary contained herein, this Amendment shall be subject to the consummation of the Merger, and shall become effective as of the Effective Time as defined in the Merger Agreement.  In the event the Merger Agreement is terminated for any reason, this Amendment shall automatically terminate and become null and void.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the day and year first above written.

BALLSTON SPA BANCORP, INC.

By: /s/ Christopher R. Dowd
Christopher R. Dowd
Chief Executive Officer

Executive

/s/ James J. Conroy
James J. Conroy

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